UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2005

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 27th Floor New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS 3.02, 5.02 and 8.01; Unregistered Sales of Equity Securities; Election of Directors and

Other Events

On February 15, 2005, iStar Financial Inc. announced that it had entered into a definitive agreement to acquire a substantial minority interest in Oak Hill Advisors, L.P. and related entities.  The consideration for iStar Financial’s purchase of its interest in Oak Hill Advisors will consist of cash plus shares of iStar Financial common stock, par value $.001 per share.  The shares of common stock will have an aggregate value of $49.0 million, based upon the average of the daily dollar volume-weighted average sale price for sales of iStar’s common stock on the New York Stock Exchange, for the first 20 trading days in March 2005.

iStar Financial will issue the shares of common stock to the sellers in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.  Each of the recipients of the shares has represented that it is a sophisticated purchaser and an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

In connection with the transaction, iStar Financial has agreed to appoint a designeee of the sellers to iStar Financial’s board of directors to serve until iStar Financial’s 2006 annual meeting of stockholders, subject to the designee’s continued compliance with iStar Financial’s policies and procedures applicable to its directors.  Additional information regarding the designee will be provided upon his or her appointment to the iStar Financial Board of Directors.

The transaction described in this Report is expected to close in the first half of 2005.  Consummation of the transaction is subject to customary closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date: February 16, 2005	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

Date: February 16, 2005	By:	/s/ Catherine D. Rice
Catherine D. Rice
Chief Financial Officer